Exhibit 97.1

Healthcare Services Group, Inc.
Dodd-Frank Clawback Policy

The Board of Directors (the “Board”) of Healthcare Services Group, Inc. (the “Company”) has adopted this Clawback policy (the “Policy”) as of October 2, 2023 to provide for the recovery of erroneously awarded Incentive-Based Compensation from Executive Officers. This Policy shall be interpreted to comply with the clawback rules found in 17 C.F.R. §240.10D and Listing Rule 5608(b) of the Nasdaq Stock Market (the “Nasdaq”), and, to the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.
1.Definitions

17 C.F.R. §240.10D-1(d) defines the terms “Executive Officer,” “Financial Reporting Measures,” “Incentive-Based Compensation,” and “Received.” As used herein, these terms shall have the same meaning as in that regulation. The definition of “Executive Officer” as of the effective date of this Policy is set forth below for illustrative purposes, but for purposes of this Policy, the definition of Executive Officer shall include modifications made to the definition contained in 17 C.F.R. §240.10D-1(d) from time to time, if any:

A.    “Executive Officer” - An executive officer is the issuer's president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Executive officers of the issuer's parent(s) or subsidiaries are deemed executive officers of the issuer if they perform such policy making functions for the issuer. In addition, when the issuer is a limited partnership, officers or employees of the general partner(s) who perform policy-making functions for the limited partnership are deemed officers of the limited partnership. When the issuer is a trust, officers, or employees of the trustee(s) who perform policy-making functions for the trust are deemed officers of the trust. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of this section would include at a minimum executive officers identified pursuant to 17 CFR 229.401(b).
2.Application of the Policy

This Policy shall only apply in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. In the event of such an accounting restatement, the Company will recover reasonably promptly any Erroneously Awarded Compensation Received in accordance with this Policy.

The Board of Directors has delegated the oversight of this Policy to the Nominating, Compensation and Stock Option (“NCSO”) Committee, which shall have the authority to (i) exercise all of the powers granted to it under this Policy, (ii) construe, interpret, and implement this Policy, (iii) make all determinations necessary or advisable in administering this Policy, and (iv) amend this Policy, including to reflect changes in applicable law.

Corporate Office: 3220 Tillman Drive • Glenview Corporate Center • Suite 300 • Bensalem, PA 19020
(215) 639-4274 • Fax: (215) 639-2152 • http://www.hcsgcorp.com

3.Recovery Period

The Incentive-Based Compensation subject to clawback is the Incentive-Based Compensation Received by an Executive Officer (1) after beginning service as an Executive Officer and (2) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in section II, provided that the person served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question (whether or not such person is serving as an Executive Officer at the time the Erroneously Awarded Compensation is required to be repaid to the Company). The date that the Company is required to prepare an accounting restatement shall be determined pursuant to 17 C.F.R. §240.10D-1(b)(1)(ii).

a.Notwithstanding the foregoing, the Policy shall only apply if the Incentive-Based Compensation is Received (1) while the Company has a class of securities listed on the Nasdaq and (2) on or after October 27, 2023.

b.See 17 C.F.R. §240.10D-1(b)(1)(i) for certain circumstances under which the Policy will apply to Incentive-Based Compensation Received during a transition period arising due to a change in the Company’s fiscal year.
4.Erroneously Awarded Compensation

The amount of Incentive-Based Compensation subject to recovery under this Policy with respect to each Executive Officer in connection with an accounting restatement described in Section II (“Erroneously Awarded Compensation”) is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid. For Incentive-Based Compensation based on the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (1) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and (2) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Nasdaq.
5.Recovery of Erroneously Awarded Compensation

The Company shall recover reasonably promptly any Erroneously Awarded Compensation except to the extent that the conditions of paragraphs (A), (B), or (C) below apply. The NCSO Committee shall determine the amount of Erroneously Awarded Compensation Received by each

Executive Officer, shall promptly notify each Executive Officer in writing of such amount and demand repayment or return of such compensation based on a repayment schedule determined by the NCSO Committee in a manner that complies with the “reasonably promptly” requirement. Such determination shall be consistent with any applicable legal guidance, by the Securities and Nasdaq Commission (the “SEC”), judicial opinion, or otherwise. The determination of “reasonably promptly” may vary from case to case and the NCSO Committee is authorized to adopt additional rules to further describe what repayment schedules satisfy this requirement. In the event the Executive Officer does not remit repayment reasonably promptly, the NCSO Committee may seek a court order against the Executive Officer for such repayment.

Corporate Office: 3220 Tillman Drive • Glenview Corporate Center • Suite 300 • Bensalem, PA 19020
(215) 639-4274 • Fax: (215) 639-2152 • http://www.hcsgcorp.com

a.Erroneously Awarded Compensation need not be recovered if the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered and the Board has made a determination that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Nasdaq.

b.Erroneously Awarded Compensation need not be recovered if recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Nasdaq, that recovery would result in such a violation and shall provide such opinion to the Nasdaq.

c.Erroneously Awarded Compensation need not be recovered if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
6.NCSO Committee Decisions

Decisions of the NCSO Committee with respect to this Policy shall be final, conclusive and binding on all Executive Officers subject to this Policy, unless determined to be an abuse of discretion.
7. No Indemnification

Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation or any claims related to the Company’s enforcement of its rights under this Policy.

8.Agreement to Policy by Executive Officers

The NCSO Committee shall take reasonable steps to inform Executive Officers of this Policy and obtain their agreement to this Policy, which steps may constitute the inclusion of this Policy as an attachment to any award that is accepted by the Executive Officer.
9.Other Recovery Rights

Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement. Without limiting the generality of the foregoing, (i) with respect to Executive Officers, if application of the provisions of the Amended and Restated Healthcare Services Group, Inc. 2020 Omnibus Incentive Plan (the “Plan”) to any Executive Officer provides that a greater amount of such compensation may be subject to clawback, the NCSO Committee may, in its sole discretion, elect to apply the Plan’s provisions; and (ii) with respect to other persons employed by or providing services to the Company, this Policy does not limit or supersede the provisions of the Plan, and the NCSO Committee may elect to apply the Plan’s provisions in the Board’s sole discretion.

Corporate Office: 3220 Tillman Drive • Glenview Corporate Center • Suite 300 • Bensalem, PA 19020
(215) 639-4274 • Fax: (215) 639-2152 • http://www.hcsgcorp.com

10.Disclosure

The Company shall file all disclosures with respect to this Policy required by applicable SEC filings and rules.
11.Amendments

The NCSO Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this Section XI to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or Nasdaq rule.

Corporate Office: 3220 Tillman Drive • Glenview Corporate Center • Suite 300 • Bensalem, PA 19020
(215) 639-4274 • Fax: (215) 639-2152 • http://www.hcsgcorp.com

EXHIBIT A

Healthcare Services Group, Inc.
Dodd-Frank Clawback Policy
Acknowledgement Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Healthcare Services Group, Inc. (the “Company”) Dodd-Frank Clawback Policy (the “Policy”).

By signing this Acknowledgment Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

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    Signature

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    Print Name

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    Date

Corporate Office: 3220 Tillman Drive • Glenview Corporate Center • Suite 300 • Bensalem, PA 19020
(215) 639-4274 • Fax: (215) 639-2152 • http://www.hcsgcorp.com